Exhibit 99.1

Media Contact:
Eddie Northen, Rollins CFO
404-888-2242

FOR IMMEDIATE RELEASE

Orkin Establishes Seventeen New International Franchises

ATLANTA, January 19, 2017 –/PRNewswire/ -- Rollins Inc., a global services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary, Orkin, expanded its presence in Mexico, South America, China and Southeast Asia with the addition of seventeen new franchises. The new franchises are located in Mexico, and will cover the states of Baja California, Baja California Sur and Hidalgo, as well as in Guayaquil, Ecuador, Bolivia, Malaysia and the Kingdom of Cambodia. The balance of the seventeen include twelve new franchises in China, located in the provinces of Shandong, Hebei, Heilongjiang, Liaoning, Jilin, Shan Xi, Shaan Xi, Jiangsu, Zhejian, Fujian and for the Tianjin Municipality and the Inner Mongolia Autonomous Region.

“We are excited to expand our presence in these markets and for the opportunity they provide. We are committed to grow our Orkin brand internationally,” said Tom Luczynski, Orkin group vice president of global development and franchising. With these newest franchises, the Orkin brand is now represented in 45 countries.

The new franchises will offer commercial and residential pest control, and termite services where applicable.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, South America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods.  The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations.